Pricing Supplement No. 7 Dated September 7, 2001         Registration Statement No. 333-62422
(To Prospectus Supplement Dated June 29, 2001 and            Filed Pursuant to Rule 424(b)(2)
Prospectus Dated June 29, 2001)

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES," WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Credit Suisse First Boston Corporation's capacity on original issuance:
         X As Agent
         [ ] As principal. If as principal: [ ] The Notes are being offered at varying prices related to
                                                prevailing market prices at
                                                the time of resale.
                                            [ ] The Notes are being offered at
                                                a fixed initial public price __%
                                                 of Principal Amount.

Principal Amount:  $100MM                         CUSIP:  22541FAY2

Form of Note:  Book-Entry Note

Original Issue Date (Settlement Date): September 07, 2001

Specified Currency:  X U.S. dollars         [ ] Other:

Authorized Denominations:  X  U.S. $1,000 and integral multiples thereof
                           [ ] Other:

Maturity Date: September 09, 2003        Interest Payment Date(s): Monthly.
Pays the 09th of each Month. Subject to the modified following business day convention

Type of Note:

[ ] Fixed Rate Note
         Interest Rate: __%
         Day Count:    [ ]  30/360          [ ] Other:

X  Floating Rate Note:
         Interest Rate Basis or Bases:
                  [ ]  CD Rate                [ ]  Commercial Paper Rate
                  [ ]  Money Market Yield       X   Federal Funds Rate
                  [ ]  Prime Rate             [ ]  Treasury Rate
                   LIBOR
                      X  LIBOR Telerate       Index Currency:
                                              Index Maturity:
                     [ ] Other:  TELERATE PG 5 OPEN FED FUNDS EACH NEW YORK
                                 BUSINESS DAY.

         Day Count:  [ ] 30/360          [ ] Actual/Actual
                      X  Actual/360      [ ] Other:

Spread (plus or minus): +14                          Spread Multiplier: __%

Initial Interest Rate: TBD

Interest Category
              Regular Floating Rate Note
          X   Floating Rate/Fixed Rate Note
                  Fixed Rate Commencement Date:
                  Fixed Interest Rate:
         [ ]  Inverse Floating Rate Note:
                  Fixed Interest Rate:
         [ ]  Original Issue Discount Note
                  Issue Price:

Initial Interest Reset Date: October 9th, 2001
Interest Reset Date(s): Monthly. Pays the 9th of each month. Subject to the modified following business convention.

Maximum Interest Rate: __%                  Minimum Interest Rate: __%

Indexed Principal Note:             [ ]  Yes             X  No
         Manner of Determining Principal Amount Payable at Maturity Date:

Indexed Interest Rate Note:         [ ]  Yes             X  No
         Manner of Determining Principal Amount Payable at Maturity Date:

Dual Currency Note:                 [ ]  Yes             X  No
         Optional Payment Currency:

Amortizing Note:                    [ ]  Yes             X  No
         Amortizing Schedule:

Original Issue Discount Note:       [ ]  Yes             X  No
         Issue Price:

Renewable Note:                     [ ]  Yes             X  No
         Initial Maturity Date:

Optional Redemption:                [ ]  Yes             X  No
         Initial Redemption Date:
         Initial Redemption Percentage: __%

Optional Repayment:                 [ ]  Yes             X  No
         Optional Repayment Date(s):

Optional Extension of Maturity:     [ ]  Yes             X  No
         Final Maturity Date:  September 09, 2002

Addendum Attached:                  [ ]  Yes             X  No

Other Provisions:

                           --------------------------

                           CREDIT SUISSE FIRST BOSTON